EXHIBIT 10a

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN
2020 PERFORMANCE STOCK UNIT AGREEMENT

AGREEMENT between Verizon Communications Inc. (“Verizon” or the “Company”) and you (the “Participant”) and your heirs and beneficiaries.
1. Purpose of Agreement. The purpose of this Agreement is to provide a grant of performance stock units (“PSUs”) to the Participant.
2. Agreement. This Agreement is entered into pursuant to the 2017 Verizon Communications Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of a performance stock unit award in the form of PSUs pursuant to the Plan. In consideration of the benefits described in this Agreement, which Participant acknowledges are good, valuable and sufficient consideration, the Participant agrees to comply with the terms and conditions of this Agreement, including the Participant’s obligations and restrictions set forth in Exhibit A to this Agreement and the Participant’s non-competition, non-solicitation, confidentiality and other obligations and restrictions set forth in Exhibit B to this Agreement, both of which are incorporated into and are a part of the Agreement. The PSUs and this Agreement are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan and this Agreement, including but not limited to the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement. In addition, the Participant agrees to be bound by the actions of the Human Resources Committee of Verizon’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee (to the extent that such actions are exercised in accordance with the terms of the Plan and this Agreement). If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.
3. Contingency. The grant of PSUs is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained in it. Acceptance shall be through execution of the Agreement as set forth in paragraph 21. If the Participant does not accept this Agreement by the close of business on May 22, 2020, the Participant shall not be entitled to this grant of PSUs regardless of the extent to which the requirements in paragraph 5 (“Vesting”) are satisfied. In addition, to the extent a Participant is on a Company approved leave of absence, including but not limited to short-term disability leave, he or she will not be entitled to this grant of PSUs until such time as he or she returns to work with Verizon or a Related Company (as defined in paragraph 13) and accepts this Agreement within the time period established by the Company.
4. Number of Units. The Participant is granted the number of PSUs as specified in the Participant’s account under the 2020 PSU grant, administered by Fidelity Investments or any successor thereto (“Fidelity”). A PSU is a hypothetical share of Verizon’s common stock. The value of a PSU on any given date shall be equal to the closing price of Verizon’s common stock on the New York Stock Exchange (“NYSE”) as of such date. A Dividend Equivalent Unit (“DEU”) or fraction thereof shall be added to each PSU each time that a dividend is paid on Verizon’s common stock with respect to each dividend record date that occurs after the date of grant and prior to the payment of a PSU. The amount of each DEU shall be equal to the corresponding dividend paid on a share of Verizon’s common stock. The DEU shall be converted into PSUs or fractions thereof based upon the closing price of Verizon’s common stock traded on the NYSE on the dividend payment date of each declared dividend on Verizon’s common stock, and such PSUs or fractions thereof shall be added to the Participant’s PSU balance. DEUs that are credited will be subject to the same vesting, termination and other terms as the PSUs to which they relate. To the extent that Fidelity or the Company makes an error, including but not limited to an administrative error with respect to the number or value of the PSUs granted to the Participant under this Agreement, the DEUs credited to the Participant’s account or the amount of the final award payment, the Company or Fidelity specifically reserves the right to correct such error at any time and the Participant agrees that he or she shall be legally bound by any corrective action taken by the Company or Fidelity.
5. Vesting.
(a) General. The Participant shall vest in the PSUs to the extent provided in paragraph 5(b) (“Performance Requirement”) only if the Participant satisfies the requirements of paragraph 5(c) (“Three-Year Continuous Employment Requirement”), except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of PSUs”).
(b) Performance Requirement.
(1) General. The number of PSUs granted to the Participant, as specified in the Participant’s account under the 2020 PSU grant, is referred to as the “Target Number of PSUs.” The vesting of fifty percent (50%) of the Target Number of PSUs (the “Target Number of EPS PSUs”) will be determined with reference to earnings per share metrics as provided in paragraph 5(b)(2) and the vesting of the remaining fifty percent (50%) of the Target Number of PSUs (the “Target Number of FCF PSUs”) will be determined with reference to free cash flow metrics as provided in paragraph 5(b)(3), in each case subject to adjustment based on a relative total shareholder return measure as provided in paragraph 5(b)(4). Notwithstanding anything in this paragraph 5(b), in all cases vesting remains subject to the requirements of paragraphs 5(c) and 7.
(2) EPS Metric. The percentage of the Target Number of EPS PSUs that shall become eligible to vest will be based on Verizon’s EPS (as defined below) for the three-year period beginning January 1, 2020 and ending at the close of business on December 31,

2022 (the “Award Cycle”). Notwithstanding paragraph 5(c), no portion of the Target Number of EPS PSUs shall become eligible to vest unless the Committee determines that Verizon’s EPS for the Award Cycle is greater than or equal to $XX. If the Committee determines that Verizon’s EPS for the Award Cycle is greater than or equal to $XX, the percentage of the Target Number of EPS PSUs that shall become eligible to vest (plus any additional PSUs added with respect to DEUs credited on the Target Number of EPS PSUs over the Award Cycle) will equal the Verizon EPS Vested Percentage (as defined below). For example, if (a) the Participant is granted 1,000 PSUs, and (b) those PSUs are credited with an additional 200 PSUs as a result of DEUs paid over the Award Cycle, and (c) the Verizon EPS Vested Percentage is 125%, 750 PSUs shall become eligible to vest based on EPS (which is the 1,000 PSUs + 200 PSUs from DEUs, times 1/2 to reflect the portion of the total PSUs that will become eligible to vest with reference to EPS, times the Verizon EPS Vested Percentage of 125%).
(3) FCF Metric. The percentage of the Target Number of FCF PSUs that shall become eligible to vest will be based on Verizon’s FCF (as defined below) for the Award Cycle. Notwithstanding paragraph 5(c), no portion of the Target Number of FCF PSUs shall become eligible to vest unless the Committee determines that Verizon’s FCF for the Award Cycle is greater than or equal to $XX. If the Committee determines that Verizon’s FCF for the Award Cycle is greater than or equal to $XX, the percentage of the Target Number of FCF PSUs that shall become eligible to vest (plus any additional PSUs added with respect to DEUs credited on the Target Number of FCF PSUs over the Award Cycle) will equal the Verizon FCF Vested Percentage (as defined below). For example, if (a) the Participant is granted 1,000 PSUs, and (b) those PSUs are credited with an additional 200 PSUs as a result of DEUs paid over the Award Cycle, and (c) the Verizon FCF Vested Percentage is 125%, 750 PSUs shall become eligible to vest based on FCF (which is the 1,000 PSUs + 200 PSUs from DEUs, times 1/2 to reflect the portion of the total PSUs that will become eligible to vest with reference to FCF, times the Verizon FCF Vested Percentage of 125%).
(4) TSR Modifier. The total number of PSUs that will become vested will range from 0 to 200% of the Target Number of PSUs and will equal the sum of the Target Number of EPS PSUs that are eligible to vest pursuant to paragraph 5(b)(2) plus the Target Number of FCF PSUs that are eligible to vest pursuant to paragraph 5(b)(3), as modified by Verizon’s TSR Modifier Percentage pursuant to this paragraph 5(b)(4). For example, if (a) the total number of PSUs that is eligible to become vested with reference to EPS under paragraph 5(b)(2) is 750 PSUs, (b) the total number of PSUs that is eligible to become vested with reference to FCF under paragraph 5(b)(3) is 750 PSUs, and (c) the Verizon TSR Modifier Percentage is 115% (which means that the Verizon TSR Percentile Ranking was the 65th percentile for the Award Cycle), 1,725 PSUs shall become vested under paragraph 5(b) (which is 750 PSUs + 750 PSUs, times 1.15 to reflect the Verizon TSR Modifier Percentage of 115%).
(5) Definitions. For purposes of the performance requirement and payout formula set forth in paragraphs 5(b)(1) through 5(b)(4)-
(i) “Verizon EPS Vested Percentage” shall be the percentage (between 0% and 200%), which is based on Verizon’s EPS, determined as provided in the following table:

Verizon EPS	Verizon EPS Vested Percentage
Greater than or equal to $XX	200%
$XX	150%
$XX	100%
$XX	50%
Less than $XX	0%

If Verizon’s EPS is less than $XX but greater than $XX, or less than $XX but greater than $XX, or less than $XX but greater than $XX, the Verizon EPS Vested Percentage will be interpolated on a straight-line basis between the respective levels (for example, if Verizon’s EPS is $XX, the Verizon EPS Vested Percentage will be 75%).
(ii) “EPS” shall mean Verizon’s cumulative earnings per share over the Award Cycle adjusted to exclude the impact of special items, including, without limitation, the benefit of any repurchases of Verizon’s common stock under a share buyback program. The Committee will (to the extent necessary and without duplication) adjust such earnings per share to eliminate the financial impact of (i) acquisitions, divestitures or changes in business structure; (ii) changes in legal, tax, accounting or regulatory policy; and (iii) other items that are extraordinary in nature or not deemed to be in the ordinary course of business. The Committee’s determination of whether, and the extent to which, any such adjustment is necessary shall be final and binding.
(iii) “Verizon FCF Vested Percentage” shall be the percentage (between 0% and 200%), which is based on Verizon’s FCF, determined as provided in the following table:

Verizon FCF (in Billions)	Verizon FCF Vested Percentage
Greater than or equal to $XX	200%
$XX	150%
$XX	100%
$XX	50%
Less than $XX	0%

If the Verizon FCF is less than $XX but greater than $XX, or less than $XX but greater than $XX, or less than $XX but greater than $XX, the Verizon FCF Vested Percentage will be interpolated on a straight-line basis between the respective levels (for example, if the Verizon FCF is $XX, the Verizon FCF Vested Percentage will be 75%).
(iv) “FCF” shall mean (a) the sum of Verizon’s net cash provided by operating activities minus (b) capital expenditures, as such terms are used in Verizon’s consolidated financial statements, on a consolidated basis for the Award Cycle. The Committee will (to the extent necessary and without duplication) adjust such net cash less capital expenditures to eliminate the financial impact of (i) acquisitions, divestitures or changes in business structure; (ii) changes in legal, tax, accounting or regulatory policy; and (iii) other items that are extraordinary in nature or not deemed to be in the ordinary course of business. The Committee’s determination of whether, and the extent to which, any such adjustment is necessary shall be final and binding.
(v) “Verizon TSR Modifier Percentage” shall be the percentage, which is based on the Verizon TSR Percentile Ranking, determined as provided in the following table:

Verizon TSR Percentile Ranking	Verizon TSR Modifier Percentage
The 75th percentile or greater	125%
The 50th percentile	100% (no modification)
The 25th percentile or lower	75%

If the Verizon TSR Percentile Ranking is less then 75th percentile but greater than the 50th percentile, or less than the 50th percentile but greater than the 25th percentile, the Verizon TSR Modifier Percentage will be interpolated on a straight-line basis between the respective levels (for example, if the Verizon TSR Percentile Ranking is the 65th percentile, the Verizon TSR Modifier Percentage will be 115%).
(vi) “Verizon TSR Percentile Ranking” shall be the percentile ranking of Verizon’s TSR relative to the TSRs of the companies comprising the Comparison Group. The Committee shall determine the Verizon TSR Percentile Ranking for the Award Cycle and its determination shall be final and binding.
(vii) “TSR” or “Total Shareholder Return” shall mean the change in the price of a share of common stock from the beginning of a period until the end of the applicable period, adjusted to reflect the reinvestment of dividends (if any) and as may be necessary to take into account stock splits or other events similar to those described in Section 4.3 of the Plan. The Committee shall determine TSR in accordance with its standard practice and its determinations shall be final and binding.
(viii) “Comparison Group” shall mean the companies in the S&P 100 Index on the grant date of the PSUs. The Committee will make adjustments to the Comparison Group to preserve the intended incentives of this Agreement for any changes to the members of the Comparison Group, including, without limitation, the common stock of a member ceasing to be publicly traded or in the event a member of the Comparison Group merges or is otherwise involved in a business combination or becomes bankrupt or insolvent, in each case, during the Award Cycle.
(c) Three-Year Continuous Employment Requirement. Except as otherwise determined by the Committee, or except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of PSUs”), the PSUs shall vest only if the Participant is continuously employed by the Company or a Related Company (as defined in paragraph 13) from the date the PSUs are granted through the end of the Award Cycle.
(d) Transfer. Transfer of employment from Verizon to a Related Company, from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(c). If the Participant transfers employment pursuant to this paragraph 5(d), the Participant will still be required to satisfy the definition of “Retire” under paragraph 7 of this Agreement in order to be eligible for the accelerated vesting provisions in connection with a retirement.

6. Payment. All payments under this Agreement shall be made in shares of Verizon common stock. Subject to paragraph 7(a), as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2023), the number of PSUs that vested (minus any withholding for taxes) shall be paid to the Participant. The number of shares that shall be paid (plus withholding for taxes) shall equal the number of PSUs that vested pursuant to paragraph 5(b). If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary, as designated under paragraph 11. Once a payment has been made with respect to a PSU, the PSU shall be cancelled; however, all other terms of the Agreement, including but not limited to the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, shall remain in effect. Any PSU that does not vest for the Award Cycle (whether due to failure to achieve the applicable performance condition or otherwise, and subject to earlier termination pursuant to paragraph 7) shall terminate and be cancelled as of the last day of the Award Cycle without payment of any consideration by Verizon or any other action by the Participant.
7. Early Cancellation/Accelerated Vesting of PSUs. Notwithstanding the provisions of paragraph 5, PSUs may vest or be forfeited before the end of the Award Cycle or may be forfeited before the payment date as follows:
(a) Termination for Cause. If the Participant’s employment by the Company or a Related Company is terminated by the Company or a Related Company for Cause (as defined below) at any time prior to the date that the PSUs are paid pursuant to paragraph 6, the PSUs (whether vested or not) shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant.
(b) Voluntary Separation On or Before December 31, 2022 for any Reason other than Retirement. If the Participant separates from employment on or before December 31, 2022 for any reason other than as specified in paragraph 4(c) below, the PSUs shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant.
(c)    Retirement, Involuntary Termination Without Cause or Termination Due to Death or Disability.
(1) If the Participant Retires after June 30, 2020 and on or before December 31, 2022 or ceases to be employed by the Company or a Related Company due to the Participant’s death or Disability (as defined below) on or before December 31, 2022, the Participant’s PSUs shall be subject to the vesting provisions set forth in paragraphs 5(a) and 5(b) (without prorating the award), except that the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply.
(2) If the Participant Retires on or before June 30, 2020 or ceases to be employed by the Company or a Related Company due to an involuntary termination of the Participant’s employment by the Company or a Related Company without Cause on or before December 31, 2022, the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply to the Participant’s PSUs, and the Participant shall vest in a Pro-Rata Portion (as defined below) of the Participant’s PSUs that are eligible to become vested pursuant to paragraphs 5(a) and 5(b). For this purpose, “Pro-Rata Portion” means a fraction, the numerator of which is the total number of calendar days in the Award Cycle to have occurred through and including the date of the Participant’s separation from employment, and the denominator of which is the total number of calendar days in the Award Cycle.
(3) The continued eligibility for vesting of any PSUs pursuant to paragraph 7(c)(1) or 7(c)(2) is conditioned on (i) the Participant not committing a breach of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement and (ii) the Participant executing, within the time prescribed by Verizon, a separation agreement satisfactory to Verizon, which separation agreement will include, among other terms, a general release waiving any claims the Participant may have against Verizon and any Related Company and non-competition and non-solicitation provisions that are no more restrictive than those contained in Exhibit B (otherwise, paragraph 7(b) shall apply).
(4) Any PSUs that vest pursuant to paragraph 7(c)(1) or 7(c)(2) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2023).
(d) Change in Control. If a Participant ceases to be employed by the Company or a Related Company due to an involuntary termination of the Participant’s employment by the Company or a Related Company without Cause within twelve (12) months following the occurrence of a Change in Control of Verizon (as defined in the Plan) and before the end of the Award Cycle, the PSUs shall vest and become payable (without prorating the award) by applying a Verizon EPS Vested Percentage of 100%, a Verizon FCF Vested Percentage of 100%, and a Verizon TSR Modifier Percentage of 100%, to the PSUs without regard to the performance requirements in paragraph 5(b) and the three-year continuous employment requirement in paragraph 5(c) shall be deemed satisfied in full as if the Participant’s employment with the Company or a Related Company had continued through the last day of the Award Cycle; provided however, all other terms of the Agreement, including but not limited to the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, shall remain in effect. A Change in Control or an involuntary termination without Cause that occurs after the end of the Award Cycle shall have no effect on whether any PSUs vest or become payable under this paragraph 7(d). If both paragraph 7(c) and this paragraph 7(d) would otherwise apply in the circumstances, this paragraph 7(d) shall control. Any PSUs that vest pursuant to this paragraph 7(d) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2023).
(e) Vesting Schedule. Except and to the extent provided in paragraphs 7(c) and (d), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.

(f) Defined Terms. For purposes of this Agreement, the following definitions shall apply:
(1) “Cause” means the occurrence of any of the following: (i) incompetence or negligence in the discharge of, or inattention to or neglect of or failure to perform, the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement; or a material breach of the Verizon Code of Conduct (as in effect at the relevant time) or any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, all as determined by the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee) in her or his discretion, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.
(2) “Disability” means the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.

(3) “Retire” and “Retirement” means (i) to cease to be employed by the Company or a Related Company due to voluntary retirement after the Participant attained either: (a) at least 15 years of vesting service and a combination of age and years of vesting service that equals or exceeds 75 points, or (b) 65 years of age and 5 years of vesting service; (ii) to cease to be employed by the Company or a Related Company due to an involuntary termination of the Participant’s employment by the Company or a Related Company without Cause after the Participant attained at least 15 years of vesting service and a combination of age and years of vesting service that equals or exceeds 73 points; or (iii) retirement of the Participant under any other circumstances determined in writing by the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee), provided that, in any case, the retirement was not occasioned by a discharge for Cause. For purposes of this definition, “years of vesting service” is used as defined under the applicable Verizon tax-qualified 401(k) savings plan. For clarity, a “point” for these purposes means one year of age or one year of vesting service.
8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to the PSUs until the date on which the Participant becomes the holder of record with respect to any shares of Verizon common stock to which this grant relates. Except as provided in the Plan or in this Agreement, no adjustment shall be made for dividends or other rights for which the record date occurs while the PSUs are outstanding.
9. Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement, neither the Committee nor the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee) may, without the written consent of the Participant, change any term, condition or provision affecting the PSUs if the change would have a material adverse effect upon the PSUs or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee or the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee) from exercising administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding. This discretion includes, but is not limited to, corrections of any errors, including but not limited to any administrative errors, determining the total percentage of PSUs that become payable, and determining whether the Participant has been discharged for Cause, has a Disability, has Retired, has breached any of the Participant’s obligations or restrictions set forth in Exhibits A and B to this Agreement or has satisfied the requirements for vesting and payment under paragraphs 5 and 7 of this Agreement.
10. Assignment. The PSUs shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution.
11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee). Each such designation shall revoke all prior designations by the Participant with respect to the Participant’s benefits under the Plan and shall be effective only when filed by the Participant with the Company during the Participant’s lifetime. If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.
12. Other Plans and Agreements. Any payment received by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, life insurance, severance or other benefit plan maintained by Verizon or a Related Company. The Participant acknowledges that this Agreement or any prior PSU agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or a Related Company.
13. Company and Related Company. For purposes of this Agreement, “Company” means Verizon Communications Inc. “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or proprietary interest of 50 percent or more at any time during the term of this Agreement, or (b) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or other proprietary interest of less than 50 percent at any time during the term of this Agreement but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.
14. Employment Status. The grant of the PSUs shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company. In addition, acceptance of this Agreement shall not be deemed to be a condition of continuing employment.

15. Withholding. The Participant acknowledges that he or she shall be responsible for any taxes that arise in connection with this grant of PSUs, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.
16. Securities Laws. The Company shall not be required to make payment with respect to any shares of common stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its discretion, determines to be necessary or advisable.
17. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion, as described in paragraph 9. The Committee and the Audit Committee may designate any individual or individuals to perform any of its functions hereunder and utilize experts to assist in carrying out their duties hereunder.
18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the PSUs may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.
19. Construction. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any of the Participant’s obligations or restrictions set forth in Exhibits A and B to this Agreement, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended. The PSUs are intended to not be subject to any tax, interest or penalty under Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with such intent.
20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.
21. Execution of Agreement. The Participant shall indicate his or her consent and acknowledgment to the terms of this Agreement (including the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise shall comply with the requirements of paragraph 3. In addition, by consenting to the terms of this Agreement and the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, the Participant expressly agrees and acknowledges that Fidelity may deliver all documents, statements and notices associated with the Plan and this Agreement to the Participant in electronic form. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement) in paper form.
22. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 22 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or beneficiary or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that the individual to whom disclosure is made does not disclose the terms of this Agreement to a third party except as otherwise required by law.
23. Applicable Law. Except as expressly provided in Exhibit B, the validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
24. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President and Chief Human Resources Officer of Verizon at One Verizon Way, Basking Ridge, New Jersey 07920 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy, sent by overnight carrier, or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

25. Dispute Resolution.

(a)    General. Except as otherwise provided in paragraph 26 below, all disputes arising under or related to the Plan or this Agreement and all claims in which a Participant seeks damages or other relief that relate in any way to PSUs or other benefits of the Plan are subject to the dispute resolution procedure described below in this paragraph 25.

(i)    For purposes of this Agreement, the term “Units Award Dispute” shall mean any claim against the Company or a Related Company, other than Units Damages Disputes described in paragraph (a)(ii) below, regarding (A) the interpretation of the Plan or this Agreement, (B) any of the terms or conditions of the PSUs issued under this Agreement, or (C) allegations of entitlement to PSUs or additional PSUs, or any other benefits, under the Plan or this Agreement; provided, however, that any dispute relating to the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement or to the forfeiture of an award as a result of a breach of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement shall not be subject to the dispute resolution procedures provided for in this paragraph 25.

(ii)     For purposes of this Agreement, the term “Units Damages Dispute” shall mean any claims between the Participant and the Company or a Related Company (or against the past or present directors, officers, employees, representatives, or agents of the Company or a Related Company, whether acting in their capacity as such or otherwise), that are related in any way to the Participant’s employment or former employment, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, or any other U.S. federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims, in which the damages or other relief sought relate in any way to PSUs or other benefits of the Plan or this Agreement.

(b)    Internal Dispute Resolution Procedure. All Units Award Disputes, and all Units Damages Dispute alleging breach of contract, tort, or public policy claims with respect to the Plan or this Agreement (collectively, “Plan Disputes”), shall be referred in the first instance to the Verizon Employee Benefits Committee (“EB Committee”) for resolution internally within Verizon. Except where otherwise prohibited by law, all Plan Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with paragraph 25(c)(i) of this Agreement, all decisions relating to the enforceability of the limitations period contained herein shall be made by the arbitrator. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Plan Disputes brought under this Plan and Agreement. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to paragraph (c) below under the arbitrary and capricious standard of review. A Participant’s failure to refer a Plan Dispute to the EB Committee for resolution will in no way impair the Company’s right to compel arbitration or the enforceability of the waiver in paragraph 25(c)(ii).

(c)    Arbitration. All appeals from determinations by the EB Committee as described in paragraph (b) above, and any Units Damages Dispute, shall be fully and finally settled by arbitration administered by the American Arbitration Association (“AAA”) on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to the AAA’s Commercial Arbitration Rules in effect at the time any such arbitration is initiated. Any such arbitration must be initiated in writing pursuant to the aforesaid rules of the AAA no later than one year from the date that the claim accrues, except where a longer limitations period is required by applicable law. However, a Participant’s failure to initiate arbitration within one year will in no way impair the Company’s right, exercised at its discretion, to compel arbitration or the enforceability of the waiver in paragraph 25(c)(ii). Decisions about the applicability of the limitations period contained herein shall be made by the arbitrator. A copy of the AAA’s Commercial Arbitration Rules may be obtained from Human Resources. The Participant agrees that the arbitration shall be held at the office of the AAA nearest the place of the Participant’s most recent employment by the Company or a Related Company, unless the parties agree in writing to a different location. All claims by the Company or a Related Company against the Participant, except for breaches of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, may also be raised in such arbitration proceedings.

(i)    The arbitrator shall have the authority to determine whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement (except for breaches of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement), existing Company policy, and applicable substantive Delaware State and U.S. federal law and shall have the authority to award any remedy or relief permitted by such laws. The final decision of the EB Committee with respect to a Plan Dispute shall be upheld unless such decision was arbitrary or capricious. The decision of the arbitrator shall be final, conclusive, not subject to appeal, and binding and enforceable in any applicable court.

(ii)     The Participant understands and agrees that, pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis (except for breaches of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement), and that the sole forum available for the resolution of Units Award Disputes and Units Damages Disputes is arbitration as provided in this paragraph 25. If an arbitrator or court finds that the arbitration provisions of this Agreement are not enforceable, both Participant and the Company or a Related Company understand and agree to waive their right to trial by jury of any Units Award Dispute or Units Damages Dispute. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending and in aid of arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.

(iii) In consideration of the Participant’s agreement in paragraph (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee. All other fees incurred in connection with the arbitration proceedings, including but not limited to each party’s attorney’s fees, will be the responsibility of such party.

(iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Units Award Disputes and Units Damages Disputes (subject to the mandatory EB Committee procedure provided for in paragraph 25(b) above). Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.

(v) The Federal Arbitration Act (“FAA”) shall govern the enforceability of this paragraph 25. If for any reason the FAA is held not to apply, or if application of the FAA requires consideration of state law in any dispute arising under this Agreement or subject to this dispute resolution provision, the laws of the State of Delaware shall apply without giving effect to the conflicts of laws provisions thereof.

(vi) To the extent an arbitrator determines that the Participant was not terminated for Cause and is entitled to the PSUs or any other benefits under the Plan pursuant to the provisions applicable to an involuntary termination without Cause, the Participant’s obligation to execute a separation agreement satisfactory to Verizon as provided under paragraph 7(c)(3) shall remain applicable in order to receive the benefit of any PSUs pursuant to this Agreement.
26. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause or to involuntarily terminate the Participant without Cause), the Participant acknowledges that-
(a) The Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement are essential to the continued goodwill and profitability of the Company and any Related Company;
(b) The Participant has broad-based skills that will serve as the basis for other employment opportunities that are not prohibited by the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement;
(c) When the Participant’s employment with the Company or any Related Company terminates, the Participant shall be able to earn a livelihood without violating any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement;
(d) Irreparable damage to the Company or any Related Company shall result in the event that the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement are not specifically enforced and that monetary damages will not adequately protect the Company and any Related Company from a breach of any of such Participant obligations and restrictions;
(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Participant’s obligations and restrictions set forth in Exhibits A or B to this Agreement, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;
(f) The Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement shall continue to apply after any expiration, termination, or cancellation of this Agreement;
(g) The Participant’s breach of any of the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, including, for example, any breach of the Participant’s non-competition, non-solicitation or confidentiality restrictions, shall result in the Participant’s immediate forfeiture of all rights and benefits, including all PSUs and DEUs, under this Agreement; and
(h) All disputes relating to the Participant’s obligations and restrictions set forth in Exhibits A and B to this Agreement, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an award or benefits under this Agreement) that may result from the breach of such Participant obligations and restrictions shall not be subject to the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, but shall instead be determined in a court of competent jurisdiction.

Exhibit A - Participant’s Obligations

As part of the Agreement to which this Exhibit A is attached, you, the Participant, agree to the following obligations:

1. Effect of a Material Restatement of Financial Results; Recoupment; Company Policies Regarding Securities Transactions.

(a) General. Notwithstanding anything in this Agreement to the contrary, you agree that, with respect to all PSUs granted to you on or after January 1, 2007 and all short-term incentive awards made to you on or after January 1, 2007, to the extent the Company or any

Related Company is required to materially restate any financial results based upon your willful misconduct or gross negligence while employed by the Company or any Related Company (and where such restatement would have resulted in a lower payment being made to you), you will be required to repay all previously paid or deferred (i) PSUs and (ii) short-term incentive awards that were provided to you during the performance periods that are the subject of the restated financial results, plus a reasonable rate of interest. For purposes of this paragraph, “willful misconduct” and “gross negligence” shall be as determined by the Committee. The Audit Committee of the Verizon Board of Directors shall determine whether a material restatement of financial results has occurred. If you do not repay the entire amount required under this paragraph, the Company may, to the extent permitted by applicable law, offset your obligation to repay against any source of income available to it, including but not limited to any money you may have in your nonqualified deferral accounts.

(b) Requirements of Recoupment Policy or Applicable Law. The repayment rights contained in paragraph 1(a) of Exhibit A shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any Company recoupment policy that may apply to you, or (ii) any right or obligation that the Company may have regarding the claw back of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or under any other applicable law. By accepting this award of PSUs, you agree and consent to the Company’s application, implementation and enforcement of any such Company recoupment policy (as it may be in effect from time to time) that may apply to you and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agree that the Company may take such actions as are permitted under any such policy (as applicable to you) or applicable law, such as the cancellation of PSUs and repayment of amounts previously paid or deferred with respect to any previously granted PSUs or short-term incentive awards, without further consent or action being required by you.

(c) Company Policies Regarding Securities Transactions. By accepting this award of PSUs, you agree to comply with all Company policies regarding trading in securities or derivative securities (including, without limitation, the Company’s policies prohibiting trading on material inside information regarding the Company or any business with which the Company does business, the Company’s policies prohibiting engaging in financial transactions that would allow you to benefit from a devaluation of the Company’s securities, and any additional policy that the Company may adopt prohibiting you from hedging your economic exposure to the Company’s securities), as such policies are in effect from time to time and for as long as such policies are applicable to you.

2. Definitions. Except where clearly provided to the contrary or as otherwise defined in this Exhibit A, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

3. Agreement to Participant’s Obligations. You shall indicate your agreement to the obligations and restrictions set forth in this Exhibit A in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of such obligations and restrictions. As stated in paragraph 21 of the Agreement, you and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed this Exhibit A in paper form.

3

Exhibit B - Non-Competition, Non-Solicitation, Confidentiality and Other Obligations

As part of the Agreement to which this Exhibit B is attached, and in consideration for the grant of PSUs under the Agreement, you (the Participant), and the Company or any Related Company which employs or employed you, agree to the following obligations:

1. Non-competition.

(a) Prohibited Conduct. During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee):

(1) personally engage in Competitive Activities (as defined below); or

(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. Exception (ii), however, does not apply to you engaging in Competitive Activities or providing services to any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, wherein such engagement or services being provided are not primarily the practice of law.

(b) Competitive Activities. For purposes of the Agreement, to which this Exhibit B is attached,
“Competitive Activities” means any activities relating to products or services of the same or similar type as the products or services (1) which were or are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have any direct or indirect responsibility or any involvement to plan, develop, manage, market, sell, oversee, support, implement or perform, or had any such responsibility or involvement within your most recent 24 months of employment with the Company or any Related Company. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of such same or similar products or services does not overlap with the geographic marketing area for the applicable products and services of the Company or any Related Company.

2. Interference With Business Relations. During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President and Chief Human Resources Officer of Verizon (or her or his designee):

(a) recruit, induce or solicit, directly or indirectly, any employee of the Company or Related Company who was employed by the Company or any Related Company prior to or as of your termination date and whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company for employment or for retention as a consultant or service provider to any person or entity;

(b) hire or participate (with another person or entity) in the process of recruiting, soliciting or hiring, directly or indirectly, (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company, or provide, directly or indirectly, names or other information about any employees of the Company or Related Company whom you worked with or had contact with, or had confidential information about, while employed by the Company or any Related Company to any person or entity (other than to the Company or any Related Company) under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring any such employee for any person or entity;

(c) interfere, or attempt to interfere, directly or indirectly, with any relationship of the Company or any Related Company with any of its employees, agents, or representatives;

(d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or Prospect (defined below) of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company, or (2) to divert any business of such customer or Prospect from the Company or any Related Company; or

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, directly or indirectly, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, Prospects, suppliers, vendors, service providers, developers, joint ventures, equity investments or partners, inventors, consultants, employees, agents, or representatives.

For purposes of this paragraph 2, “Prospect” shall mean any person or entity from whom or which any business was being solicited by Verizon or any Related Company within the most recent 12 month period of your employment.

3. Proprietary And Confidential Information. You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company or any Related Company, and you shall not use for the benefit of yourself or any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is authorized under applicable laws or regulations (e.g., “whistleblower” laws such as 18 USC 1833(b) described below), any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company, which is treated as confidential or otherwise protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions (including those that are contemplated or planned); research data; personnel information or data; identities of suppliers to the Company or any Related Company or users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit B is attached; and any other non-public information pertaining to or known by the Company or a Related Company, including confidential or non-public information of a third party that you know or should know the Company or a Related Company is obligated to protect. Section 18 USC 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

4. Return Of Company Property; Ownership of Intellectual Property Rights. You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest or to which the Company or any Related Company has any obligation, including any and all files, documents, data, records and any other non-public information (whether on paper or in tapes, disks, memory devices, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do grant and assign, all right, title and interest in and to any programs; ideas, inventions and discoveries (patentable or unpatentable); works of authorship, data, information, and other copyrightable material; and trademarks that you may have originated, created or developed, or assisted or participated in originating, creating or developing, during your period of employment with the Company or a Related Company, including all intellectual property rights in or based on the foregoing, where any such origination, creation or development (a) involved any use of Company or Related Company time, information or resources, (b) was made in the exercise of any of your duties or responsibilities for or on behalf of the Company or a Related Company, or (c) was related to (i) the Company’s or a Related Company’s past, present or future business, or (ii) the Company’s or a Related Company’s actual or demonstrably anticipated research, development or procurement activities. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) and its representatives in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, registering, or enforcing any programs; ideas, inventions and discoveries (patentable or unpatentable); works of authorship, data, information, and other copyrightable material; trademarks; or other intellectual property rights, and to vest title thereto solely in the Company (or, as applicable, a Related Company).

5. Nondisparagement. You agree to take no action that would cause the Company or any Related Company (including its present and former employees and directors) embarrassment or humiliation or otherwise cause or contribute to the Company or any Related Company (including its present and former employees and directors) being held in a negative light or in disrepute by the general public or the Company’s or any Related Company's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors. Nothing in this provision prohibits you from providing truthful testimony as required by law or to a government authority with jurisdiction over the Company or a Related Company in connection with an investigation by that authority, as to a possible violation of applicable law.

6. Definitions. Except where clearly provided to the contrary or as otherwise defined in this Exhibit B, all capitalized terms used in this Exhibit B shall have the definitions given to those terms in the Agreement to which this Exhibit B is attached.

7. Agreement to Non-Competition, Non-Solicitation, Confidentiality and Other Obligations.

(a)
You acknowledge that the geographic boundaries, scope of prohibited activities, and time duration of the restrictions set forth in paragraphs 1 and 2 above are reasonable in nature and are no broader than are necessary to maintain the confidential information, trade secrets and the goodwill of the Company and its Related Companies and to protect the other legitimate business interests of the Company and its Related Companies and are not unduly restrictive on you. In addition, you and the Company agree and intend that the covenants contained in paragraphs 1 and 2 shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States and each country of the world. It is the desire and intent of the parties hereto that the provisions of this Exhibit B be enforced to the fullest extent permissible under the governing laws and public policies of the State of New Jersey, and to the extent applicable, each jurisdiction in which enforcement is sought. Accordingly, if any provision in this Exhibit B or deemed to be included in this Exhibit B shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(b)
You shall indicate your agreement to the obligations and restrictions set forth in this Exhibit B in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of such obligations and restrictions. As stated in paragraph 21 of the Agreement, you and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed this Exhibit B in paper form.

(c)
You acknowledge that you have been advised in writing to, and have had the opportunity to, consult with counsel of your choice concerning the terms and conditions of this Exhibit B and that you have been provided with at least ten (10) business days to review and consider this Exhibit B prior to accepting it.

8. Governing Law and Non-exclusive Forum. The parties expressly agree: (a) that, because the Plan is centrally administered in the State of New Jersey by employees of a Verizon Communications Inc. affiliate, the subject matter of this Exhibit B bears a reasonable relationship to the State of New Jersey; (b) that this Exhibit B is made under, shall be construed in accordance with, and governed in all respects by the laws of the State of New Jersey without giving effect to that jurisdiction’s choice of law rules, except to the extent that the terms of Massachusetts General Laws chapter 149, section 24L apply or Washington Revised Code chapter 49.62 apply; and (c) the parties consent to the non-exclusive jurisdiction and venue of the courts of the State of New Jersey, and the federal courts of the United States of America located in the State of New Jersey, over any action, claim, controversy or proceeding arising under this Exhibit B, and irrevocably waive any objection they may now or hereafter have to the non-exclusive jurisdiction and venue of such courts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

VERIZON COMMUNICATIONS, INC.:

By:
Todd N. Brooks
Senior Vice President - Compensation & Benefits

THE PARTICIPANT: